Exhibit 99.1

Media Contacts:	Addy Apesos
Rollins Inc.
404.888.2318

Sarah Robinson
Rollins Inc.
404.888.2917

Orkin Establishes Franchise in Hainan Island

Pest control leader opens 2nd franchise in China

ATLANTA, May 2, 2012 — Rollins Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has established an international franchise in Hainan Island in the People’s Republic of China. This marks the company’s 20th international franchise worldwide.

“We are pleased that we have established our second franchise in China,” said Tom Luczynski, Orkin vice president of U.S. and international development and franchising and technical support. “Hainan Island, China’s second largest island, is recognized for its tropical rainforests and beautiful beaches, making it a popular holiday destination. The tropical wet, warm weather in Hainan Island also creates unique pest control situations and challenges, so our customers there will benefit from Orkin’s long history of service.”

Orkin Hainan Island will offer commercial pest control, focusing mainly on the vast hospitality sector located there. The principal franchise owner, Wu Wentao, is also the owner of pharmaceutical companies. His franchise partners are Wen Changyun, Li Yuanzhou and Zhu Rouyu. Mr. Wu’s wife, Wu Wenping, will be the managing director of the franchise operation.

Franchise employees have already travelled to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center.

Orkin established its first China franchise in Shanghai in March 2011.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Europe, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa and Mexico. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Orkin is proud to be recognized by the National Pest Management Association as a QualityPro and GreenPro-certified company, addressing not only our customer’s pest control needs, but also their concern for protecting the environment. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC, Crane Pest Control and Trutech LLC, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca,  http://pestdefense.com,  http://westernpest.com,  http://indfumco.com,  http://walthamservices.com,  http://cranepestcontrol.com,  http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

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